The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these notes until the Pricing Supplement is delivered in final form. We are not selling these notes, nor are we soliciting offers to buy these notes, in any state where such offer or sale is not permitted.

Subject to Completion. Dated August 26, 2026

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-282565

The Bank of Nova Scotia

$ Autocallable Contingent Coupon Trigger Notes

Linked to the Shares of the VanEck® Semiconductor ETF Due January 4, 2028

If the closing price of the shares of the VanEck® Semiconductor ETF (the reference asset) on any observation date is less than 70.00% of the initial price, you will not receive a contingent coupon on the corresponding coupon payment date. The amount that you will be paid on your notes is based on the performance of the reference asset.

The notes will mature on the maturity date (expected to be January 4, 2028), unless they are automatically called on any observation date, commencing in March 2027 to and including September 2027. Your notes will be automatically called if the closing price of the reference asset on any such observation date is equal to or greater than the initial price (set on the trade date, expected to be September 30, 2026, and will be the closing price or an intra-day price of the reference asset on the trade date, which may be higher or lower than the closing price of the reference asset on the trade date). If your notes are automatically called, you will receive a payment for each $1,000 principal amount of your notes on the corresponding payment date (expected to be the 3rd business day after the relevant observation date) equal to $1,000 plus the contingent coupon with respect to such observation date (as described below).

Observation dates are expected to be the 30th calendar day of each March, June, September and December, commencing in December 2026 and ending in December 2027. If, on any observation date, the closing price of the reference asset is equal to or greater than 70.00% of the initial price, you will receive on the corresponding coupon payment date a contingent coupon for each $1,000 principal amount of your notes equal to: (i) the product of at least $39.375 (a fixed amount to be set on the trade date, equal to at least 3.9375% quarterly, or the potential for up to at least 15.75% per annum) times the number of observation dates that have occurred up to and including the relevant observation date minus (ii) the sum of all contingent coupons previously paid, if any.

If your notes are not automatically called, the return on your notes, in addition to any contingent coupon otherwise due, will be based on the reference asset return, which is the percentage increase or decrease from the initial price to the final price, which will be the closing price of the reference asset on the final valuation date (expected to be December 30, 2027). At maturity, for each $1,000 principal amount of your notes you will receive an amount in cash equal to:

●if the final price is equal to or greater than 70.00% of the initial price, $1,000 plus a contingent coupon calculated as described above; or

●if the final price is less than 70.00% of the initial price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the reference asset return. You will receive less than 70.00% of the principal amount of your notes and you will not receive a contingent coupon.

If the final price is less than 70.00% of the initial price, the return on your notes will be negative and will equal the reference asset return. Specifically, you will lose 1% for every 1% that the final price is less than the initial price, and you could lose up to your entire investment in the notes. In such event, you will receive less than the principal amount of your notes and no contingent coupon. Any payment on your notes is subject to the creditworthiness of The Bank of Nova Scotia.

The return on your notes is linked to the performance of the reference asset, and not to the MVIS® US Listed Semiconductor 25 Index (the reference asset index) on which the reference asset is based.

Investment in the notes involves certain risks. You should refer to “Additional Risks” beginning on page P-16 of this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus.

The initial estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $925.00 and $965.00 per $1,000 principal amount, which will be less than the original issue price of your notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks” beginning on page P-16 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

	Per Note	Total[1]
Original Issue Price	100.00%	$
Underwriting commissions[1]	Up to 0.75%	$
Proceeds to The Bank of Nova Scotia[1]	At least 99.25%	$

1 For additional information regarding the fees comprising the underwriting commissions, see “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, prospectus supplement or product supplement. Any representation to the contrary is a criminal offense.

The notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the United States or any other jurisdiction.

Scotia Capital (USA) Inc.	Goldman Sachs & Co. LLC Dealer

Pricing Supplement dated September , 2026

The Autocallable Contingent Coupon Trigger Notes Linked to the shares of the VanEck® Semiconductor ETF Due January 4, 2028 (the “notes”) offered hereunder are unsubordinated and unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including possible loss of the principal amount invested due to the negative performance of the reference asset and the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The notes will not be listed on any U.S. securities exchange or automated quotation system.

The return on your notes will relate to the price return of the reference asset and will not include a total return or dividend component. The notes are derivative products based on the performance of the reference asset. The notes do not constitute a direct investment in any of the shares, units or other securities represented by the reference asset. By acquiring the notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any such share, unit or security and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers including, without limitation, any voting rights or rights to receive dividends or other distributions.

Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, will purchase the notes from us for distribution to other registered broker dealers. SCUSA or any of its affiliates or agents may use this pricing supplement in market-making transactions in notes after their initial sale. Unless we, SCUSA or another of our affiliates or agents selling such notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The original issue price, commissions and proceeds to the Bank listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of the final pricing supplement, at original issue prices and with commissions and proceeds to the Bank that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the original issue price you pay for such notes.

Additional Information Regarding Estimated Value of the Notes

On the cover page of this pricing supplement, the Bank has provided the initial estimated value range for the notes. This range of estimated values was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the trade date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks — Risks Relating to Estimated Value and Liquidity” herein.

The economic terms of the notes (including the contingent coupon) are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the structuring fee, other costs associated with selling and structuring the notes and the economic terms of certain related hedging arrangements. Due to these factors, the original issue price you pay to purchase the notes will be greater than the initial estimated value of the notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Risks Relating to Estimated Value and Liquidity — Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities”. The Bank’s use of its internal funding rate reduces the economic terms of the notes to you.

The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including Goldman Sachs & Co. LLC’s (“GS&Co.’s”) customary bid and ask spreads) at which GS&Co. would initially buy or sell notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately GS&Co.’s estimate of the market value of your notes on the trade date, based on its pricing models and taking into account the Bank’s internal funding rate, plus an additional amount (initially equal to $ per $1,000 principal amount).

Prior to , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through approximately 3 months). On and after , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models. For additional information regarding the value of your notes shown in your GS&Co. account statements and the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), each based on GS&Co.’s pricing models; see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes” herein.

We urge you to read the “Additional Risks” beginning on page P-16 of this pricing supplement.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying prospectus, prospectus supplement and product supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

The terms included in the table below are expected to be as indicated, but such terms will be set on the trade date.

Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP/ISIN:	06419JMF4 / US06419JMF48
Type of Notes:	Autocallable Contingent Coupon Trigger Notes
Reference Asset:	The shares of the VanEck® Semiconductor ETF (Bloomberg Ticker: SMH UQ)
Reference Asset Index:	MVIS® US Listed Semiconductor 25 Index, as published by MarketVector Indexes GmbH (the “sponsor”)
Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:

$1,000 per note; $[•] in the aggregate for all the notes; the aggregate principal amount of the notes may be increased if the Bank, at its sole option, decides to sell an additional amount of the notes on a date subsequent to the date of the final pricing supplement

Original Issue Price:	100% of the principal amount of each note
Currency:	U.S. dollars
Trade Date:	Expected to be September 30, 2026
Original Issue Date:

Expected to be October 5, 2026

We expect that delivery of the notes will be made against payment therefor on or about the 3rd business day following the date of pricing of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day (“T+1”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to one business day before delivery of the notes will be required, by virtue of the fact that each note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Final Valuation Date:	The last observation date, which is expected to be December 30, 2027, subject to postponement as described under “— Observation Dates” below
Maturity Date:

Expected to be January 4, 2028, subject to adjustment due to a market disruption event, a non-trading day or a non-business day as described in more detail under “— Coupon Payment Dates” below and “General Terms of the Notes — Market Disruption Events” and “— Maturity Date” in the accompanying product supplement

Contingent Coupon:

Subject to the automatic call feature, on each coupon payment date, for each $1,000 principal amount of your notes, we will pay you an amount in cash equal to:

oif the closing price of the reference asset is equal to or greater than the coupon barrier on the related observation date, (i) the product of at least $39.375 (a fixed amount to be set on the trade date, equal to at least 3.9375% quarterly, or the potential for up to at least 15.75% per annum) times the number of observation dates that have occurred up to and including the relevant observation date minus (ii) the sum of all contingent coupons previously paid, if any; or

oIf the closing price of the reference asset is less than the coupon barrier on the related observation date, $0.

Contingent coupons on the notes are not guaranteed. You will not receive a contingent coupon on a coupon payment date if the closing price of the reference asset is less than the coupon barrier on the related observation date.

Coupon Barrier:

70.00% of the initial price, subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement, as modified by this pricing supplement under “Summary — Closing Price” herein

Observation Dates:

Expected to be the 30th calendar day of each March, June, September and December, commencing in December 2026 and ending on the final valuation date (or, if any such day is not a trading day, the next following trading day)

Each observation date is subject to postponement for non-trading days and certain market disruption events as described under “General Terms of the Notes — Market Disruption Events” and “— Valuation Dates” in the accompanying product supplement

Coupon Payment Dates:

The 3rd business day after each observation date, except that the coupon payment date with respect to the final valuation date will be the maturity date

If an observation date is postponed as described under “— Observation Dates” above, the related coupon payment date will also be postponed to maintain the same number of business days following the latest postponed observation date as existed prior to such postponement(s)

Automatic Call Feature:

If a redemption event occurs on any call observation date, then the notes will be automatically redeemed in whole and we will pay on the corresponding call payment date an amount in cash for each $1,000 principal amount of the notes equal to $1,000 plus the contingent coupon otherwise due with respect to such call observation date. Following an automatic call, no further payments will be made on the notes.

Redemption Event:	A redemption event will occur if the closing price of the reference asset on any call observation date is equal to or greater than its initial price
Call Observation Dates:

Each observation date commencing with the observation date scheduled to occur in March 2027 and ending with the observation date scheduled to occur in September 2027, subject to postponement as described under “— Observation Dates” above

Call Payment Dates:

If the notes are automatically called, the call payment date will be the coupon payment date immediately following the relevant call observation date, subject to postponement as described under “— Coupon Payment Dates” above

Principal at Risk:	You may lose all or a substantial portion of your investment at maturity if the notes are not automatically called and the final price is less than the trigger price

Purchase at amount other than principal amount:

The amount we will pay upon an automatic call or at maturity will not be adjusted based on the original issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the maturity date or, if the notes are automatically called, the applicable call payment date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount. If you purchase your notes at a premium to the principal amount, the notes are not automatically called and the final price is less than the trigger price, you will incur a greater percentage decrease in your investment in the notes than would have been the case if you had purchased the notes at the principal amount. Similarly, any return from any contingent coupon received on the notes will be lower than it would have been had you purchased the notes at the principal amount, relative to your initial investment. See “Additional Risks — Risks Relating to Return Characteristics — If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected” herein.

Fees and Expenses:

As part of the distribution of the notes, SCUSA or one of our other affiliates will sell the notes to GS&Co. at the original issue price set forth on the cover of this pricing supplement. GS&Co. proposes to initially offer the notes to the public and to certain securities dealers at the original issue price set forth on the cover of this pricing supplement. GS&Co. will pay each such securities dealer a structuring fee of up to 0.75% of the principal amount.

A fee will also be paid to iCapital Markets LLC, a broker-dealer in which an affiliate of GS&Co. holds an indirect minority equity interest, for services it is providing in connection with this offering.

At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.

See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The price at which you purchase the notes includes costs that the Bank, GS&Co. or our or their respective affiliates expect to incur and profits that the Bank, GS&Co. or our or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the trade date. See “Additional Risks—Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes” and “— The structuring fee and other expenses result in less favorable economic terms of the notes and could adversely affect any secondary market price for the notes” in this pricing supplement.

Payment at Maturity:

If the notes are not automatically called, for each $1,000 principal amount of your notes, in addition to the final contingent coupon, if any, we will pay you on the maturity date an amount in cash equal to:

oIf the final price is equal to or greater than the trigger price, $1,000; or

oIf the final price is less than the trigger price, $1,000 + ($1,000 × reference asset return)

In this case, you will suffer a percentage loss on your principal amount equal to the negative reference asset return and you will not receive a contingent coupon. Specifically, you will lose 1% of the principal amount of the notes for every 1% that the final price is less than the initial price, and you could lose up to your entire investment in the notes. In such event, you will receive less than the principal amount of your notes and no contingent coupon.

Closing Price:

As used herein, the “closing price” of the reference asset on any date will equal the closing sale price or last reported sale price, regular way (or, in the case of the Nasdaq Stock Market, the official closing price) on a per-share basis, on the principal national securities exchange on which the reference asset is listed for trading, or, if the reference asset is not quoted on any national securities exchange, on any other market system or quotation system that is the primary market for the trading of the reference asset.

If the reference asset is not listed or traded as described above, then the closing price for the reference asset on any day will be the average, as determined by the calculation agent, of the bid prices for the reference asset obtained from as many dealers in the reference asset selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent, the dealer or any of our other affiliates.

Initial Price:

The closing price or an intra-day price of the reference asset on the trade date

If the initial price is an intra-day price, it may be higher or lower than the closing price of the reference asset on the trade date

Final Price:	The closing price of the reference asset on the final valuation date
Trigger Price:

70.00% of the initial price, subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement, as modified by this pricing supplement under “Summary — Closing Price” herein.

Reference Asset Return:

The reference asset return, expressed as a percentage, with respect to the payment at maturity, is calculated as follows:

final price – initial price
initial price

For the avoidance of doubt, the reference asset return may be a negative value.

Form of Notes:	Book-entry
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Status:

The notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.

Tax Redemption:

The Bank (or its successor) may redeem the notes, in whole but not in part, at a redemption price determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the notes. See “Additional Amounts” and “Tax Redemption” in the accompanying product supplement.

Listing:	The notes will not be listed on any securities exchange or quotation system
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	Depository Trust Company
Trading Day:	A day on which the principal trading market for the reference asset is scheduled to be open for trading
Business Day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Business Day”
Terms Incorporated:	All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement
Canadian Bail-in:	The notes are not bail-inable debt securities under the CDIC Act

Investing in the notes involves significant risks. You may lose all or a substantial portion of your investment. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts owed to you under the notes and you could lose up to your entire investment.

Additional Terms Of Your notes

You should read this pricing supplement together with the prospectus dated November 8, 2024, as supplemented by the prospectus supplement dated November 8, 2024 and the product supplement (Market-Linked Notes, Series A) dated November 8, 2024, relating to our Senior Note Program, Series A, of which these notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the prospectus supplement; and last, the prospectus. The notes may vary from the terms described in the accompanying prospectus, prospectus supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.

This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).

Product Supplement (Market-Linked Notes, Series A) dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038316/bns_424b2-21309.htm

Prospectus Supplement dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038303/bns_424b3-21311.htm

Prospectus dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000119312524253771/d875135d424b3.htm

Investor Suitability

The notes may be suitable for you if:

●You fully understand and are willing to accept the risks inherent in an investment in the notes, including the risk that you may receive few or no contingent coupons over the term of the notes and the risk that you may lose all or a substantial portion of your investment

●You can tolerate a loss of up to 100% of your investment

●You are willing to make an investment that, if the notes are not automatically called and the final price is less than the trigger price, has the same downside risk as that of an investment in the reference asset or in the stocks comprising the reference asset (the “reference asset constituent stocks”)

●You believe the closing price of the reference asset will be equal to or greater than the coupon barrier on the specified observation dates and the final price will be equal to or greater than the trigger price on the final valuation date

●You are willing to have your return limited by the automatic call feature if the closing price of the reference asset is equal to or greater than the initial price on one of the specified call observation dates, and you understand and accept that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

●You understand and accept that you will not participate in any appreciation of the price of the reference asset and that your potential return is limited to the contingent coupons specified herein

●You are willing to invest in the notes based on the contingent coupon, coupon barrier and trigger price specified on the cover hereof

●You are willing to invest in notes that may be subject to an automatic call and you are otherwise willing to hold the notes to maturity, a term of approximately 15 months, and accept that there may be little or no secondary market for the notes

●You can tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the reference asset or in the price of the reference asset constituent stocks

●You do not seek an investment that produces fixed periodic interest payments or other non-contingent sources of current income and are willing to forgo dividends paid on the reference asset

●You are willing to accept the risks associated with exposure to companies involved in the semiconductor industry

●You are willing to assume the credit risk of the Bank for all payments under the notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The notes may not be suitable for you if:

●You do not fully understand or are unwilling to accept the risks inherent in an investment in the notes, including the risk that you may receive few or no contingent coupons over the term of the notes or the risk that you may lose all or a substantial portion of your investment

●You require an investment designed to guarantee a full return of principal at maturity

●You cannot tolerate a loss of all or a substantial portion of your investment

●You are not willing to make an investment that, if the notes are not automatically called and the final price is less than the trigger price, has the same downside risk as that of an investment in the reference asset or in the reference asset constituent stocks

●You believe the closing price of the reference asset will be less than the coupon barrier on one or more observation dates or the final price will be less than the trigger price

●You seek an investment that participates in the full appreciation of the price of the reference asset or that has unlimited return potential

●You are unwilling to invest in the notes based on the contingent coupon, coupon barrier or trigger price specified on the cover hereof

●You cannot tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the reference asset or in the price of the reference asset constituent stocks

●You seek an investment that produces fixed periodic interest payments or other non-contingent sources of current income or prefer to receive dividends paid on the reference asset

●You are unwilling to invest in notes that may be subject to an automatic call and you are otherwise unable or unwilling to hold the notes to maturity, a term of approximately 15 months, or you seek an investment for which there will be a secondary market

●You are not willing to accept the risks associated with exposure to companies involved in the semiconductor industry

●You are not willing to assume the credit risk of the Bank for all payments under the notes

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Additional Risks” in this pricing supplement and the “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus for risks related to an investment in the notes.

Hypothetical EXAMPLES

The examples set out below are included for illustration purposes only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical closing prices and final price of the reference asset on an observation date, call observation date and on the final valuation date, respectively, could have on the amount payable on a coupon payment date or the payment at maturity, as the case may be, assuming all other variables remain constant.

The examples below are based on a range of closing prices that are entirely hypothetical; the prices of the reference asset on any day throughout the term of the notes, including the closing price on any observation date or call observation date or the final price on the final valuation date, cannot be predicted. The reference asset has been highly volatile in the past, meaning that the price of the reference asset has changed considerably in relatively short periods, and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the original issue date at the principal amount and held to the call payment date upon an automatic call or the maturity date, as the case may be. If you sell your notes in a secondary market prior to an automatic call or the maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the reference asset and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by us) will be less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes are set on the trade date) will be lower than the original issue price of the notes” herein. The information in the examples also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Contingent coupon

(i) the product of $39.375 times the number of observation dates that have occurred up to and including the relevant observation date minus (ii) the sum of all contingent coupons previously paid, if any

Coupon barrier	70.00% of the initial price
Trigger price	70.00% of the initial price
Neither a market disruption event nor a non-trading day occurs on an originally scheduled observation date (including the originally scheduled final valuation date) or call observation date

No change in or affecting the reference asset, any of the reference asset constituent stocks, the policies of the reference asset’s investment adviser or the method by which the sponsor of the reference asset index calculates the reference asset index

Notes purchased on the original issue date at the principal amount and held to the maturity date or until automatically called on a call payment date.

Moreover, we have not yet set the initial price that will serve as the baseline for determining the contingent coupon payable on any coupon payment date, if any, whether the notes will be automatically called and the amount that we will pay on your notes upon an automatic call or at maturity. We will not do so until the trade date. As a result, the actual initial price may differ substantially from the price of the reference asset prior to the trade date.

For these reasons, the actual performance of the reference asset over the term of your notes, the actual closing price of the reference asset on any observation date or call observation date, the contingent coupon payable, if any, on any coupon payment date, as well as the amount payable upon an automatic call or at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical prices of the reference asset shown elsewhere in this pricing supplement. For information about the historical prices of the reference asset, see “Information Regarding the Reference Asset” below. Before investing in the notes, you should consult publicly available information to determine the prices of the reference asset between the date of this pricing supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the reference asset or reference asset constituent stocks.

Hypothetical Contingent Coupon Payments

The examples below show hypothetical performance of the reference asset and the effect of the automatic call feature, as well as the hypothetical contingent coupons, if any, that we would pay on each coupon payment date with respect to each $1,000 principal amount of the notes if the closing price of the reference asset is equal to or greater than the coupon barrier on the applicable observation date. These below scenarios reflect only the payment of any hypothetical contingent coupons with respect to each observation date and the effect of the automatic call feature, and do not reflect the payment at maturity if the notes are not automatically called.

Scenario 1

Hypothetical Observation Date	Hypothetical Closing Price of the Reference Asset (as Percentage of the Initial Price)	Hypothetical Contingent Coupon
1st	40.00%	$0.00
2nd*	45.00%	$0.00
3rd*	80.00%	$118.125**
4th*	40.00%	$0.00
Final Valuation Date	40.00%	$0.00
	Total Hypothetical Contingent Coupons:	$118.125

* Each of these hypothetical observation dates is also a hypothetical call observation date.

** The hypothetical closing price of the reference asset on the hypothetical observation date is equal to or greater than the coupon barrier.

In this scenario, the closing price of the reference asset increases and decreases by varying amounts on each hypothetical observation date. Because the closing price of the reference asset is less than the initial price on each hypothetical call observation date, the notes will not be automatically called. Because the closing price of the reference asset on the third hypothetical observation date is equal to or greater than the coupon barrier, you would receive the contingent coupon with respect to such hypothetical observation date. Because the closing price of the reference asset on all of the other hypothetical observation dates is less than the coupon barrier, no other contingent coupons would be paid, including at maturity. The total of the hypothetical contingent coupons you would receive in this scenario is $118.125. Because the final price is less than the trigger price, you will receive an amount in cash that is less than the principal amount, resulting in a loss of 1% of the principal amount of the notes for every 1% that the final price is less than the initial price. See “Hypothetical Payments at Maturity” below.

Scenario 2

Hypothetical Observation Date	Hypothetical Closing Price of the Reference Asset (as Percentage of the Initial Price)	Hypothetical Contingent Coupon
1st	40.00%	$0.00
2nd*	45.00%	$0.00
3rd*	30.00%	$0.00
4th*	40.00%	$0.00
Final Valuation Date	40.00%	$0.00
	Total Hypothetical Contingent Coupons:	$0.00

* Each of these hypothetical observation dates is also a hypothetical call observation date.

In this scenario, the closing price of the reference asset increases and decreases by varying amounts on each hypothetical observation date. Because the closing price of the reference asset is less than the initial price on each hypothetical call observation date, the notes will not be automatically called. Because the closing price of the reference asset on each hypothetical observation date is less than the coupon barrier, you will not receive any contingent coupons during the term of the notes. Accordingly, you would not receive a positive return on the notes. Conversely, because the final price is less than the trigger price, you will receive an amount in cash that is less than the principal amount, resulting in a loss of 1% of the principal amount of the notes for every 1% that the final price is less than the initial price. See “Hypothetical Payments at Maturity” below.

Scenario 3

Hypothetical Observation Date	Hypothetical Closing Price of the Reference Asset (as Percentage of the Initial Price)	Hypothetical Contingent Coupon
1st	40.00%	$0.00
2nd*	105.00%	$78.75
	Total Hypothetical Contingent Coupons:	$78.75

* Each of these hypothetical observation dates is also a hypothetical call observation date.

In this scenario, on the first hypothetical observation date the closing price of the reference asset is less than the coupon barrier and, accordingly, no contingent coupon is due with respect to such hypothetical observation date. On the second hypothetical observation date, which is also the first hypothetical call observation date, the closing price of the reference asset is equal to or greater than the initial price and the notes are therefore automatically called. On the corresponding call payment date, in addition to the contingent coupon of $78.75, you will receive an amount in cash equal to $1,000 for each $1,000 principal amount of your notes. In this scenario, your total return on the notes would be 7.875%.

Hypothetical Payment at Maturity

If the notes are not automatically called on any call observation date (i.e., on each of the call observation dates the closing price of the reference asset is less than the initial price), the payment at maturity we would pay for each $1,000 principal amount of your notes will depend on the performance of the reference asset, as shown in the table below. The table below assumes that the notes have not been automatically called on any call observation date and reflects the hypothetical payment at maturity that you could receive. The prices in the left column of the table below represent hypothetical final prices and are expressed as percentages of the initial price. The amounts in the right column of the table below represent the hypothetical payment at maturity, based on the corresponding hypothetical final price, and are expressed as percentages of the principal amount of a note (rounded to the nearest thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the payment that we would pay for each $1,000 of the outstanding principal amount of the notes on the maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final price and the assumptions noted above, and calculated as of the final valuation date.

The Notes Have Not Been Automatically Called

Hypothetical Final Price (as Percentage of Initial Price)	Hypothetical Payment at Maturity* (as Percentage of Principal Amount)
150.000%	100.000%
140.000%	100.000%
130.000%	100.000%
120.000%	100.000%
110.000%	100.000%
100.000%	100.000%
90.000%	100.000%
80.000%	100.000%
70.000%	100.000%
69.999%	69.999%
60.000%	60.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

* Does not include the final contingent coupon, if any.

If, for example, the notes have not been automatically called and the final price were determined to be 25.000% of the initial price, the amount that we would pay on your notes at maturity would be 25.000% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to the principal amount you would lose a correspondingly higher percentage of your investment). If the final price were determined to be 150.000% of the initial price, the payment at maturity that we would pay on your notes (in addition to the contingent coupon with respect to the final valuation date) would be limited to 100.000% of each $1,000 principal amount of your notes, as shown in the table above. As a result, if you held your notes to maturity, you would not benefit from any increase in the final price from the initial price.

Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the notes and you could lose up to your entire investment.

The amounts payable on the notes on a coupon payment date, upon an automatic call or at maturity shown above are entirely hypothetical; they are based on hypothetical prices of the reference asset that may not be achieved on an observation date (including the final valuation date) or a call observation date and on assumptions that may prove to be erroneous. The actual market value of your notes on the maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical contingent coupons or hypothetical payments upon an automatic call or at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the notes. The hypothetical payments of any contingent coupons or upon an automatic call or at maturity on the notes held to a call payment date or the maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual original issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual closing price of the reference asset on any observation date (including the final valuation date) or call observation date, or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the price of the reference asset and the market value of your notes at any time prior to the maturity date. The actual contingent coupon, if any, that you will receive on a coupon payment date, the actual amount that you will receive upon an automatic call or at maturity, and the rate of return on the notes, will depend on the actual initial price and contingent coupon, which we will set on the trade date, and the actual closing prices on the observation dates or final price, as applicable, to be determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, any amount of cash to be paid in respect of your notes on a coupon payment date, call payment date or on the maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISKS

An investment in the notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 8 of the accompanying prospectus.

You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product supplement.

Risks Relating to Return Characteristics

Risk of loss at maturity

You may lose all or a substantial portion of your investment in the notes. If the notes are not automatically called, and the final price is less than the trigger price, you will have a loss for each $1,000 principal amount of your notes equal to the product of (i) the reference asset return times (ii) $1,000. Specifically, you will lose 1% of your principal amount of the notes for each 1% that the final price is less than the initial price. Accordingly, you may lose up to your entire investment in the notes if the notes are not automatically called and the percentage decline of the reference asset from the initial price to the final price is greater than 30.00%.

The return on your notes may change significantly despite only a small change in the price of the reference asset

If your notes are not automatically called and the final price is less than the trigger price, you will receive less than the principal amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a decrease in the final price to the trigger price will not result in a loss of principal on the notes, a decrease in the final price to less than the trigger price will result in a loss of a significant portion of the principal amount of the notes despite only a small incremental change in the price of the reference asset.

You may not receive any contingent coupons with respect to your notes

You may not receive any contingent coupons with respect to your notes. Although the contingent coupon formula provides that, if the closing price of the reference asset on the related observation date is equal to or greater than the coupon barrier, the contingent coupon paid on the corresponding coupon payment date will be equal to (i) the product of at least $39.375 times the number of observation dates that have occurred up to and including the relevant observation date minus (ii) the sum of all contingent coupons previously paid, if any, you should be aware that, with respect to any prior observation dates that did not result in the payment of a contingent coupon, you will not be compensated for any opportunity cost implied by inflation and other factors relating to the time value of money. If the closing price of the reference asset is less than the coupon barrier on an observation date, you will not receive a contingent coupon on the corresponding coupon payment date. If the closing price of the reference asset is less than the coupon barrier on each observation date over the term of the notes, you will not receive any contingent coupons during the term of, and you will not receive a positive return on, your notes. Generally, this non-payment of any contingent coupon will coincide with a greater risk of principal loss on your notes.

The potential positive return on the notes is limited to the contingent coupons paid on the notes, if any, regardless of any appreciation in the price of the reference asset

The potential positive return on the notes is limited to any contingent coupons paid, meaning any positive return on the notes will be composed solely by the sum of any contingent coupons paid over the term of the notes, regardless of any appreciation in the price of the reference asset. Further, if the notes are automatically called, you will not receive any contingent coupons or any other payment in respect of any observation dates after the call payment date. Because the notes may be subject to an automatic call, the total return on the notes could be less than if the notes had been outstanding until maturity. Therefore, if the appreciation in the price of the reference asset exceeds the sum of any contingent coupons actually paid on the notes, the return on the notes will be less than the return on a direct investment in the reference asset or in a security directly linked to the positive performance of the reference asset.

Your notes are subject to automatic redemption

We will automatically redeem all, but not part, of your notes on a call payment date if the closing price of the reference asset on the corresponding call observation date is equal to or greater than the initial price. Because the notes may be subject to an automatic call as early as the first potential call payment date, the term for your notes may be reduced. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity. For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

The contingent coupon will reflect, in part, the volatility of the reference asset and may not be sufficient to compensate you for the risk of loss at maturity

Generally, a higher volatility of the reference asset results in a greater likelihood that the closing price of the reference asset could be less than the coupon barrier on an observation date or the trigger price on the final valuation date. Volatility means the magnitude and frequency of changes in the price of the reference asset. This greater risk will generally be reflected in a higher contingent coupon for the notes than the interest rate payable on our conventional debt securities with a comparable term and higher coupon barrier and trigger price relative to those of otherwise comparable securities. However, while each of the contingent coupon, coupon barrier and trigger price is set on the trade date, the reference asset’s volatility can change significantly over the term of the notes, and may increase. The price of the reference asset could fall sharply on the observation dates, resulting in few or no contingent coupons or in the loss of a substantial portion or all of your investment.

The initial price of the reference asset may be based on an intra-day price of the reference asset, which may be higher or lower than the closing price of the reference asset on the trade date

The initial price of the reference asset will be its closing price or an intra-day price of the reference asset on the trade date. If the initial price of the reference asset is an intra-day price, it may be higher or lower than the closing price of the reference asset on the trade date. All things being equal, a higher initial price (relative to its closing price on the trade date) increases the likelihood of a lower return on the notes.

The notes differ from conventional debt instruments

The notes are not conventional notes or debt instruments. The notes do not provide you with fixed interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the notes, which could be negative, may be less than the return you could earn on other investments. Even if you receive one or more contingent coupons and your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of the Bank.

The contingent repayment of principal applies only upon automatic call or on the maturity date

You should be willing to hold your notes to an automatic call or the maturity date. If you are able to sell your notes prior to an automatic call or the maturity date in the secondary market, the price you receive will likely not reflect the full economic value of the payment upon an automatic call or at maturity and any return on the notes may be less than such payment, even if the amount you receive is greater than the principal amount. You can receive the full benefit of the automatic call feature and the payment at maturity only if you hold your notes to an automatic call or the maturity date, as applicable, and the closing price of the reference asset on the applicable call observation date or the final valuation date, as the case may be, is equal to or greater than the initial price or trigger price, respectively.

Additionally, if you are able to sell your notes prior to an automatic call or the maturity date in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the reference asset at such time is equal to or greater than the initial price or trigger price, respectively.

Any amounts payable on the notes are not linked to the closing price of the reference asset at any time other than on the applicable observation dates (including the final valuation date) and call observation dates (except in the case of tax redemptions)

Any payments on the notes will be based on the closing price of the reference asset only on the applicable observation dates (including the final valuation date) and call observation dates. Therefore, the closing price of the reference asset on dates other than the applicable observation date or call observation date will have no effect on any amount paid in respect of your notes. In addition, if the notes are not automatically called, the payment at maturity will be based on the final price, which will be the closing price of the reference asset on the final valuation date. Therefore, for example, if the price of the reference asset dropped precipitously on the final valuation date, your return on the notes may be significantly less than it would otherwise have been had it been linked to the price of the reference asset prior to such drop. Although the actual closing prices of the reference asset on the coupon payment dates, call payment dates, maturity date or at other times during the term of the notes may be higher than the closing price of the reference asset on the observation dates, call observation dates or the final valuation date, you will not benefit from the closing price of the reference asset at any time other than on the applicable observation dates, call observation dates or the final valuation date, as the case may be (except in the case of tax redemptions as described further under “Tax Redemption” in the accompanying product supplement).

Holding the notes is not the same as holding shares of the reference asset or the reference asset constituent stocks

Holding the notes is not the same as holding shares of the reference asset or the reference asset constituent stocks. As a holder of the notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of shares of the reference asset or the reference asset constituent stocks would enjoy. Further, the return on your notes may not reflect the return you would realize if you actually owned shares of the reference asset or the reference asset constituent stocks. For instance, your potential positive return on the notes is limited to any contingent coupons paid, meaning any positive return on the notes will be composed solely of any contingent coupons paid over the term of the notes, and you will not participate in any appreciation of the reference asset or the reference asset constituent stocks.

The return on your notes will not reflect any dividends paid on the reference asset or the reference asset constituent stocks

The return on your notes will not reflect the return you would realize if you actually owned the reference asset and received the distributions paid on the shares of the reference asset. You will not receive any dividends that may be paid on any of the reference asset constituent stocks by their respective issuers (the “reference asset constituent stock issuers”) or the shares of the reference asset. See “— Holding the notes is not the same as holding shares of the reference asset or the reference asset constituent stocks” above for additional information.

If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected

Neither the payment of any contingent coupon or upon an automatic call nor the payment at maturity will be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in such notes held to the call payment date upon an automatic call or the maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to the call payment date upon an automatic call or the maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or at a discount to the principal amount.

In addition, the impact of the payment of any contingent coupon or upon an automatic call and the trigger price on the return on your investment will depend upon the price you pay for your notes relative to the principal amount. For example, if you purchase your notes at a premium to the principal amount, the notes are not automatically called and the final price of the reference asset is less than the trigger price, you will incur a greater percentage decrease in your investment in the notes than would have been the case if you had purchased the notes at the principal amount or at a discount to the principal amount. Similarly, any return from any contingent coupon received on the notes will be lower than it would have been had you purchased the notes at the principal amount, relative to your initial investment.

Risks Relating to Characteristics of the Reference Asset

The notes are subject to market risk

The return on the notes is directly linked to the performance of the reference asset and indirectly linked to the performance of the reference asset constituent stocks, whether the closing price of the reference asset is equal to or greater than the coupon barrier on the observation dates and if the notes are not automatically called, whether the final price is equal to or greater than the trigger price. The price of the reference asset can rise or fall sharply due to factors specific to the reference asset, the reference asset constituent stocks and its investment adviser (as defined in “Information Regarding the Reference Asset”), as well as general market factors, such as general market volatility and prices, interest rates and economic, political and other conditions.

The Reference Asset is concentrated in the semiconductor industry and does not provide diversified exposure

The reference asset constituent stocks are not diversified and are concentrated in the semiconductor industry, which means the reference asset is more likely to be more adversely affected by any negative performance of the semiconductor industry than an ETF that includes more diversified stocks across a number of industries. Competitive pressures may have a significant effect on the financial condition of companies in the semiconductor industry. The performance of companies in the semiconductor industry will be affected by various factors that interact in complex and unpredictable ways, including general economic conditions, geopolitical events, industry competition, governmental action and regulation and supply and demand for the products and services offered by such companies. Negative developments in the semiconductor industry may have significant adverse effect on the issuers of the reference asset constituent stocks and, accordingly, the value of the reference asset and the value the notes.

The reference asset may be disproportionately affected by the performance of a small number of stocks

A relatively small number of reference asset constituent stocks comprise a significant portion of the reference asset. As a result, a decline in the prices of one or more of these stocks, including as a result of events negatively affecting one or more of these companies, may have the effect of significantly lowering the price of the reference asset even if none of the other stocks held by the reference asset are affected by such events. Because of the weighting of the holdings of the reference asset, the amount you receive upon automatic call or at maturity could be less than the payment at maturity you would have received if you had invested in a product linked to an exchange-traded fund that capped the maximum weight of any one stock to a low amount or that equally weighted all stocks held by such fund.

Your investment in the notes will be subject to foreign currency exchange rate risk

The reference asset constituent stocks are denominated in non-U.S. dollar currencies. The price of the reference asset is related to the U.S. dollar value of such reference asset constituent stocks. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which a reference asset constituent stock is denominated, the value of the reference asset’s portfolio will be adversely affected, which may cause the price of the reference asset to decrease even if the non-dollar values of the reference asset constituent stocks increase.

Foreign currency exchange rates vary over time, and may vary considerably during the term of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

• existing and expected rates of inflation;

• existing and expected interest rate levels;

• the balance of payments among countries;

• the extent of government surpluses or deficits in the relevant foreign country and the United States; and

• other financial, economic, military, public health and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The market price of the notes and price of the reference asset could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.

Regulators in various countries are in the process of investigating the potential manipulation of published currency exchange rates. If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. Any such manipulation could have an adverse impact on the market value of, and return on, your notes and the trading market for your notes. In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations. Any such changes or reforms could also adversely impact your notes.

The notes are subject to risks associated with foreign securities markets

The value of your notes is linked to a reference asset that holds stocks traded in the equity markets of foreign countries. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Because foreign exchanges may be open on days when the reference asset is not traded, the value of the reference asset constituent stocks may change on days when shareholders will not be able to purchase or sell shares of the reference asset. This could result in premiums or discounts to the reference asset’s net asset value that may be greater than those experienced by an exchange-traded fund that does not hold foreign assets.

Government regulatory action, including legislative acts and executive orders, could result in material changes to the composition of the reference asset and could negatively affect your investment in the notes

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of the reference asset and could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action and the reference asset constituent stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to reference asset constituent stocks that are currently included in the reference asset or that in the future are included in the reference asset, such reference asset constituent stocks may be removed from the reference asset. If government regulatory action results in the removal of reference asset constituent stocks that have (or historically have had) significant weight in the reference asset, such removal could have a material and negative effect on the price of the reference asset and, therefore, your investment in the notes. Similarly, if reference asset constituent stocks that are subject to those executive orders or subject to other government regulatory action are not removed from the reference asset, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such reference asset constituent stocks from the reference asset’s portfolio could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined.

There is no assurance that the investment view implicit in the notes will be successful

It is impossible to predict with certainty whether and the extent to which the price of the reference asset will rise or fall. There can be no assurance that the closing price of the reference asset will be equal to or greater than the coupon barrier on an observation date or that the final price will be equal to or greater than the trigger price on the final valuation date. The price of the reference asset may be influenced by complex and interrelated political, economic, financial and other factors that affect the price of the reference asset and the reference asset constituent stocks. You should be willing to accept the risks of the price performance of equity securities in general and the reference asset constituent stocks in particular and the risk of losing some or all of your investment in the notes.

Furthermore, we cannot give you any assurance that the future performance of the reference asset or the reference asset constituent stocks will result in your receiving an amount equal to or greater than the principal amount of your notes. Certain periods of historical performance of the reference asset or the reference asset constituent stocks would have resulted in you receiving less than the principal amount of your notes if you had owned notes with terms similar to these notes in the past. See “Information Regarding the Reference Asset” in this pricing supplement for further information regarding the historical performance of the reference asset.

Investors should investigate the reference asset and the reference asset constituent stocks as if making a direct investment in the reference asset or the reference asset constituent stocks

Investors should conduct their own diligence of the reference asset and the reference asset constituent stocks as an investor would if it were making a direct investment in the reference asset or the reference asset constituent stocks. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the reference asset or the reference asset constituent stocks. Furthermore, we cannot give any assurance that all events occurring prior to the original issue date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the reference asset or the reference asset constituent stocks could affect any payment at maturity. Investors should not conclude that the sale by the Bank of the notes is any form of investment recommendation by the Bank or any of its affiliates to invest in securities linked to the performance of the reference asset or the reference asset constituent stocks.

There is no assurance as to the performance of the reference asset or the reference asset constituent stocks; past performance of the reference asset or the reference asset constituent stocks should not be taken as an indication of the future performance of the reference asset or the reference asset constituent stocks

The notes are linked directly to the price of the reference asset and indirectly to the prices of the reference asset constituent stocks, which are speculative and involve a high degree of risk. None of the Bank, the calculation agent, GS&Co. or any of our other or their respective affiliates gives any assurance as to the performance of the reference asset or the reference asset constituent stocks. Investors should not conclude that the sale by the Bank of the notes is an investment recommendation by it or by any of the other entities mentioned above to invest in securities linked to the performance of the reference asset or the reference asset constituent stocks. Investors should consult with their own financial advisors as to whether an investment in the notes is appropriate for them. Past performance of the reference asset and the reference asset constituent stocks should not be taken as a guarantee or assurance of the future performance of the reference asset or the reference asset constituent stocks, and it is impossible to predict whether the price of the reference asset or the reference asset constituent stocks will rise or fall during the term of the notes.

Changes affecting the reference asset index could have an adverse effect on the market value of, and return on, the notes

The sponsor of the reference asset index owns the reference asset index and is responsible for the design and maintenance of the reference asset index. The policies of the sponsor concerning the calculation of the reference asset index, including decisions regarding the addition, deletion or substitution of the equity securities included in the reference asset index, could affect the price of the reference asset index and, consequently, could affect the market price of shares of the reference asset and, therefore, the amount payable on the notes. The sponsor may discontinue or suspend calculation or dissemination of the reference asset index. Any such actions could have a material adverse effect on the market value of, and return on, your notes.

The Bank cannot control actions by the sponsor of the reference asset index and the sponsor has no obligation to consider your interests

The Bank and its affiliates are not affiliated with the sponsor of the reference asset index and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the reference asset index. The sponsor is not involved in the notes offering in any way and has no obligation to consider your interest as an owner of the notes in taking any actions that might negatively affect the market value of, and return on, your notes.

The Bank cannot control actions by the investment adviser that may adjust the reference asset in a way that could adversely affect any payment on the notes and their market value, and the investment adviser has no obligation to consider your interests

The investment adviser may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of its policies concerning the calculation of the net asset value of the reference asset, additions, deletions or substitutions of the reference asset constituent stocks and the manner in which changes affecting the reference asset index are reflected in the reference asset that could affect the market price of the shares of the reference asset, and therefore, the amount payable on your notes on the maturity date. The amount payable on your notes and their market value could also be affected if the investment adviser changes these policies, for example, by changing the manner in which it calculates the net asset value of the reference asset, or if the investment adviser discontinues or suspends calculation or publication of the net asset value of the reference asset, in which case it may become difficult or inappropriate to determine the market value of your notes. If events such as these occur, the calculation agent may determine the closing price of the reference asset on the valuation date, and thus any amount payable on the maturity date, in a manner it considers appropriate.

There are risks associated with a reference asset that is an ETF

Although the reference asset's shares are listed for trading on a national securities exchange and a number of similar products have been traded on national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the reference asset or that there will be liquidity in the trading market. In addition:

Management Risk

The reference asset is subject to management risk, which is the risk that the investment adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. The reference asset is also not actively managed and may be affected by a general decline in market segments relating to the reference asset index. The investment adviser invests in securities included in, or representative of, the reference asset index regardless of their investment merits. The investment adviser does not attempt to take defensive positions in declining markets. Accordingly, the performance of the reference asset could be lower than other types of funds that may actively shift portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

Custody and Liquidity Risk

In addition, the reference asset is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agent and depositories. Low trading volumes and volatile prices in less developed markets (such as the markets tracked by the reference asset index) make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems. Difficulty in executing and settling trades in securities held by the reference asset may make it difficult to accurately calculate the net asset value per share of the reference asset and the liquidity of the reference asset may be adversely affected. Market participants may face difficulty in creating and redeeming shares of the reference asset, which may have an adverse effect on the price per share of the reference asset and the value of the notes.

Further, under continuous listing standards adopted by the exchange on which shares of the reference asset trades, the reference asset will be required to confirm on an ongoing basis that the components of the reference asset index satisfy the applicable listing requirements. In the event that the reference asset index does not comply with the applicable listing requirements, the reference asset would be required to rectify such non-compliance by requesting that the sponsor of the reference asset index modify such reference asset index, adopting a new reference asset index or obtain relief from the SEC. There can be no assurance that such sponsor would so modify the reference asset index or that relief would be obtained from the SEC and, therefore, non-compliance with the continuous listing standards may result in the reference asset being delisted by the exchange on which its shares trade.

Tracking and Underperformance Risk

The reference asset uses a “passive” or indexing investment approach (as more fully described under “Information Regarding the Reference Asset” herein) to attempt to track the performance of the reference asset index. The reference asset may not hold all or substantially all of the equity securities included in the reference asset index and may hold securities or assets not included in the reference asset index. Therefore, while the performance of the reference asset is generally linked to the performance of the reference asset index, the performance of the reference asset is also linked in part to shares of equity securities not included in the reference asset index and to the performance of other assets, such as futures contracts, options, swaps and other types of derivatives, as well as cash and cash equivalents, including shares of money market funds affiliated with the investment adviser.

In addition, the performance of the reference asset will reflect additional transaction costs and fees that are not included in the calculation of the reference asset index. Also, corporate actions with respect to the equity securities held in the reference asset’s portfolio (such as mergers and spin-offs) may impact the performance differential between the reference asset and the reference asset index. Finally, because the shares of the reference asset are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the reference asset may differ from the net asset value per share of the reference asset.

For all of the foregoing reasons, the performance of the reference asset may not correlate with the performance of the reference asset index. Consequently, the return on the notes will not be the same as investing directly in the reference asset or in the reference asset constituent stocks or in the reference asset index or in the securities comprising the reference asset index, and will not be the same as investing in a debt security with payments linked to the performance of the reference asset index. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

Risks Relating to Estimated Value and Liquidity

The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes are set on the trade date) will be lower than the original issue price of the notes

The Bank’s initial estimated value of the notes is only an estimate. The original issue price of the notes will exceed the Bank’s initial estimated value. The difference between the original issue price of the notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the notes, including the structuring fee, as well as hedging its obligations under the notes. Therefore, the economic terms of the notes are less favorable to you than they would have been had these expenses not been paid or been lower, as discussed further under “— The structuring fee and other expenses, result in less favorable economic terms of the notes and could adversely affect any secondary market price for the notes” herein.

Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities

The Bank’s initial estimated value of the notes and GS&Co.’s estimated value of the notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the notes to be more favorable to you. Consequently, the use of an internal funding rate for the notes increases the estimated value of the notes at any time and has an adverse effect on the economic terms of the notes.

The Bank’s initial estimated value of the notes does not represent future values of the notes and may differ from others’ (including GS&Co.’s) estimates

The Bank’s initial estimated value of the notes is determined by reference to its internal pricing models when the terms of the notes are set. These pricing models consider certain factors, such as the Bank’s internal funding rate on the trade date, the expected term of the notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by GS&Co.) could provide valuations for the notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

If the prices of the reference asset or the reference asset constituent stocks change, the market value of your notes may not change in the same manner

Your notes may trade quite differently from the performance of the reference asset or the reference asset constituent stocks. Changes in the prices of the reference asset or the reference asset constituent stocks may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “— The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” below.

The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes

GS&Co.’s estimated value of the notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. The price at which GS&Co. would initially buy or sell your notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) exceeds GS&Co.’s estimated value of your notes at the time of pricing. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Additional Information Regarding Estimated Value of the Notes” herein) will decline to zero on a straight line basis over the period from the trade date through the applicable date set forth under “Additional Information Regarding Estimated Value of the Notes” herein. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to GS&Co.’s pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If GS&Co. calculated its estimated value of your notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) could be significantly lower.

GS&Co.’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to GS&Co.’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” below.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus GS&Co.’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— The notes lack liquidity” herein.

The structuring fee and other expenses, result in less favorable economic terms of the notes and could adversely affect any secondary market price for the notes

The economic terms of the notes, as well as the difference between the Bank’s initial estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price, take into consideration, among other expenses, the structuring fee and hedging costs paid in connection with the notes. Therefore, the economic terms of the notes are less favorable to you than they would have been if these expenses had not been paid or had been lower. Further, the price, if any, at which SCUSA or GS&Co. will buy or sell your notes (if SCUSA or GS&Co. makes a market, which they are not obligated to do) at any time will reflect, among other things, the economic terms of the notes. Therefore, the secondary market price for the notes could also be adversely affected by the structuring fee and other expenses, including hedging costs, paid in connection with the notes. See “— The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes are set on the trade date) will be lower than the original issue price of the notes” herein.

The market value of the notes may be influenced by many unpredictable factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

●the price of the reference asset;

●the volatility – i.e., the frequency and magnitude of changes – in the closing price of the reference asset;

●the dividend rate of the reference asset;

●economic, financial, political, military, regulatory, legal, public health and other events that affect the applicable securities markets generally and which may affect the prices of the reference asset constituent stocks and the closing price of the reference asset;

●interest rate and yield rates in the market;

●the time remaining until your notes mature; and

●our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes. You cannot predict the future performance of the reference asset based on its historical performance.

The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased

The price at which the notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the price of the reference asset over the full term of the notes, (ii) volatility of the price of the reference asset and the market’s perception of future volatility of the price of the reference asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) time remaining to maturity. In particular, because the provisions of the notes relating to the automatic call feature and the payment at maturity behave like options, the value of the notes will vary in ways which are non-linear and may not be intuitive. Depending on the actual or anticipated price of the reference asset and other relevant factors, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you sell your notes prior to maturity.

See “— The market value of the notes may be influenced by many unpredictable factors” herein.

The notes lack liquidity

The notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the notes. SCUSA, any other affiliates of the Bank and GS&Co. may, but are not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which SCUSA and GS&Co. are willing to purchase the notes from you. If at any time SCUSA and GS&Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

Risks Relating to Hedging Activities and Conflicts of Interest

Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes

The Bank, GS&Co. or one or more of our or their respective affiliates has hedged or expects to hedge the obligations under the notes by purchasing shares of the reference asset and/or options or futures or other instruments linked to the reference asset. The Bank, GS&Co. or one or more of our or their respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the reference asset and/or one or more of the reference asset constituent stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date.

The Bank, GS&Co. or one or more of our or their respective affiliates may also enter into, adjust and unwind hedging transactions relating to other equity-linked notes whose returns are linked to changes in the price of the reference asset or the reference asset constituent stocks. Any of these hedging activities may adversely affect the price of the reference asset, including the initial price of the reference asset — directly or indirectly by affecting the price of the reference asset constituent stocks — and, therefore the market value of the notes and the amount you will receive on the notes. Because the dealer, or an affiliate, from which you purchase notes is to conduct hedging activities for us in connection with the notes, that dealer or affiliate may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer, or an affiliate, receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes. In addition, you should expect that these transactions will cause the Bank, GS&Co. or our or their respective affiliates, or our or their respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. The Bank, GS&Co. or our or their respective affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns with respect to these hedging activities while the market value of, and return on, the notes may decline.

The Bank, SCUSA, GS&Co. and our or their respective affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the issuers of the reference asset constituent stocks and the market activities by the Bank, GS&Co. or our or their respective affiliates for our or their own respective accounts or for our or their respective clients could negatively impact investors in the notes

We, GS&Co. and our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, GS&Co. and/or our or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the notes or other securities that we have issued), the reference asset constituent stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our or their respective customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the price of the reference asset and/or the value of the notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the reference asset constituent stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the price of the reference asset, including the initial price of the reference asset, and the market for your notes, and you should expect that our interests and those of GS&Co. and/or our or their respective affiliates, clients or counterparties, will at times be adverse to those of investors in the notes.

You should expect that we, GS&Co. and our or their respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the notes or other securities that we may issue, the reference asset constituent stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain personnel within the Bank, GS&Co. or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the notes.

We, GS&Co. and our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the notes or other securities that we may issue, the reference asset constituent stocks or other securities or instruments similar to or linked to the foregoing. Investors in the notes should expect that the Bank, GS&Co. and our or their respective affiliates offer securities, financial instruments, and other products that may compete with the notes for liquidity or otherwise.

Other investors in the notes may not have the same interests as you

The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us, SCUSA, GS&Co. or our or their respective affiliates, regarding the establishment of transactions on terms that are adverse to your interests, and investors in the notes are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders. Further, other investors may enter into market transactions with respect to the notes, assets that are the same or similar to the notes, assets referenced by the notes (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your notes. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your notes or in respect of the reference asset or the reference asset constituent stocks.

There is no affiliation between the issuers of any reference asset constituent stock, the sponsor or the investment adviser and us, SCUSA or GS&Co.

The Bank, SCUSA, GS&Co. and our or their respective affiliates may currently, or from time to time in the future, engage in business with the issuers of the reference asset constituent stocks or the sponsor of the reference asset index or the investment adviser. None of the Bank, SCUSA or any of our other affiliates, or GS&Co. or its affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the reference asset or the reference asset constituent stocks. You should make your own investigation into the reference asset and the issuers of the reference asset constituent stocks. See the section below entitled “Information Regarding the Reference Asset” in this pricing supplement for additional information about the reference asset.

There are potential conflicts of interest between you and the calculation agent

Scotia Capital Inc., the calculation agent, is one of our affiliates. In performing its duties, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the notes, including in its determination of the initial price of the reference asset as discussed under “— Risks Relating to Return Characteristics — The initial price of the reference asset may be based on an intra-day price of the reference asset, which may be higher or lower than the closing price of the reference asset on the trade date”. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the price of the reference asset and the value of, and amount payable on, the notes.

The calculation agent can postpone an observation date (including the final valuation date) or call observation date for the notes if a non-trading day or a market disruption event with respect to the reference asset occurs

If the calculation agent determines, in its sole discretion, that, on a day that would otherwise be an observation date (including the final valuation date) or call observation date (for purposes of this paragraph, each a “valuation date”), that day is not a trading day with respect to the reference asset, such valuation date will be the next following trading day. In addition, if the calculation agent determines, in its sole discretion, that, on a day that would otherwise be a valuation date, a market disruption event with respect to the reference asset has occurred or is continuing for the reference asset, such valuation date will be postponed until the first following trading day on which no market disruption event occurs or is continuing, although such valuation date will not be postponed by more than eight trading days. Moreover, if a valuation date is postponed to the last possible day due to a market disruption event, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the applicable valuation date, and the calculation agent will determine the applicable closing price or final price that must be used to determine whether a contingent coupon is payable on the notes, whether the notes are subject to an automatic call or the payment at maturity, as applicable. See “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Adjustments to a Reference ETF” and “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

The calculation agent can make anti-dilution and reorganization adjustments that affect the payment at maturity

For anti-dilution and reorganization events affecting the reference asset, the calculation agent may make adjustments to the initial price, closing price on any coupon observation or call observation date and/or the final price, as applicable, and any other term of the notes. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the reference asset. If an event occurs that does not require the calculation agent to make an adjustment, the value of, and return on, the notes may be materially and adversely affected. In addition, determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or herein as necessary to achieve an equitable result. The occurrence of any anti-dilution or reorganization event and the consequent adjustments may materially and adversely affect the value of, and return on, the notes, if any. See “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement. Following a de-listing, liquidation or termination of the reference asset, the payment at maturity may be based on a share of another ETF or calculated by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the reference asset. See “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Adjustments to a Reference ETF” in the accompanying product supplement.

Risks Relating to General Credit Characteristics

Your investment is subject to the credit risk of the Bank

The notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the notes, including the payment of any contingent coupon, upon an automatic call or the payment at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes. If you sell the notes prior to an automatic call or maturity, you may receive substantially less than the principal amount of your notes.

Risks Relating to Canadian and U.S. Federal Income Taxation

Uncertain tax treatment

Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.

General Risk Factors

We may sell an additional aggregate principal amount of the notes at a different issue price

We may decide to sell an additional aggregate principal amount of the notes subsequent to the date of the final pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

Information Regarding the Reference Asset

VanEck® Semiconductor ETF

The shares of the reference asset are issued by VanEck ETF Trust (the “trust”), a registered investment company.

● The reference asset is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® US Listed Semiconductor 25 Index (the “reference asset index”). The reference asset index includes common stocks and depositary receipts of U.S. exchange-listed companies in the semiconductor industry.

● The return on your notes is linked to the performance of the reference asset, and not to that of the reference asset index on which the reference asset is based. The performance of the reference asset may significantly diverge from that of its reference asset index.

● The reference asset’s investment advisor is Van Eck Associates Corporation.

● The reference asset’s shares trade on the Nasdaq Stock Market LLC under the ticker symbol “SMH”.

● The trust’s SEC CIK Number is 0001137360.

● The inception date for purposes of the reference asset shares was December 20, 2011.

Effective September 1, 2021, the trust changed its name from VanEck Vectors® ETF Trust to VanEck ETF Trust. In addition, effective September 1, 2021, the name of the reference asset changed from the VanEck Vectors® Semiconductor ETF to the VanEck Semiconductor ETF.

Holdings with Weights Equal to or in Excess of 20% of the VanEck Semiconductor ETF as of August 25, 2026

NVIDIA Corporation is registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by this reference asset constituent stock issuer with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov. Information filed with the SEC by the above-referenced reference asset constituent stock issuer under the Exchange Act can be located by referencing its SEC file number specified below.

The graph below shows the daily historical closing prices of NVIDIA Corporation from January 1, 2021 through August 25, 2026. We obtained the prices in the graph below using data from Bloomberg Financial Services, without independent verification. We have taken the description of the reference asset constituent stock issuer set forth below from publicly available information without independent verification.

According to publicly available information, NVIDIA Corporation is a full-stack computing infrastructure company with data-center-scale offerings. Information filed with the SEC by the reference asset constituent stock issuer under the Exchange Act can be located by referencing its SEC file number 000-23985. The daily historical closing prices for NVIDIA Corporation in the graph below have been adjusted for a 4-for-1 stock split that became effective before the market open on July 20, 2021 and a 10-for-1 stock split that became effective before the market open on June 10, 2024.

Historical Performance of NVIDIA Corporation

Where Information About the Reference Asset Can Be Obtained

Information filed by the trust with the U.S. Securities and Exchange Commission (“SEC”) electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov. Information filed with the SEC by the trust, including its reports to shareholders, can be located by referencing its CIK number referred to above. In addition, information regarding the reference asset (including its fees, top ten holdings and weights and sector weights) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the reference asset’s website. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the trust with the SEC.

We Obtained the Information About the Reference Asset From the Trust’s Publicly Available Information

This pricing supplement relates only to your note and does not relate to the reference asset. We have derived all information about the reference asset in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the reference asset in connection with the offering of your note. Furthermore, we do not know whether all events occurring before the date of this pricing supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the reference asset — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the reference asset could affect the value you will receive at maturity and, therefore, the market value of your note.

Neither we nor any of our affiliates make any representation to you as to the performance of the reference asset.

We or any of our affiliates may currently or from time to time engage in business with the trust, including making loans to or equity investments in the trust or providing advisory services to the trust, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the trust and, in addition, one or more of our affiliates may publish research reports about the reference asset. As an investor in a note, you should undertake such independent investigation of the trust as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

Historical Information

We obtained the information regarding the historical performance of the reference asset in the graph below from Bloomberg, without independent review or verification. The graph below illustrates the performance of the reference asset from January 1, 2021 through August 25, 2026. The closing price of the reference asset on August 25, 2026 was $555.82.

Past performance of the reference asset is not indicative of the future performance of the reference asset. No assurance can be given as to the closing price of the reference asset on any day during the term of the notes, and we cannot give you any assurance that the performance of the reference asset will result in a positive return on your investment.

Historical Performance of the Shares of the VanEck® Semiconductor ETF

Supplemental Plan of Distribution (Conflicts of Interest)

SCUSA, our affiliate, will purchase the notes at the principal amount and, as part of the distribution of the notes, will sell the notes to GS&Co. at the original issue price set forth on the cover of this pricing supplement. In accordance with the terms of a distributor accession letter, GS&Co. has been appointed as a distribution agent under the distribution agreement and may purchase notes from the Bank or its affiliates for sale to the public and to a securities dealer at the original issue price set forth on the cover of this pricing supplement. GS&Co. will pay a structuring fee of up to 0.75% of the principal amount to an affiliate of such dealer in connection with certain services provided by such affiliate to the dealer.

A fee will also be paid to iCapital Markets LLC, a broker-dealer in which an affiliate of GS&Co. holds an indirect minority equity interest, for services it is providing in connection with this offering.

At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.

In addition, SCUSA, GS&Co. and their respective affiliates or agents may use the accompanying product supplement to which this pricing supplement relates in market-making transactions after the initial sale of the notes. While SCUSA and GS&Co. may make markets in the notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and accompanying product supplement.

The price at which you purchase the notes includes costs that the Bank, GS&Co. or our or their respective affiliates expect to incur and profits that the Bank, GS&Co. or our or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the trade date.

Conflicts of Interest

SCUSA is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

SCUSA, GS&Co. and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. SCUSA, GS&Co. and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, SCUSA, GS&Co. and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. SCUSA, GS&Co. and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Additionally, because the dealer from which you purchase the notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Prohibition of Sales to EEA Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors

The only categories of person in the United Kingdom to whom this pricing supplement may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This pricing supplement is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this pricing supplement relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This pricing supplement may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

MATERIAL Canadian Income Tax Consequences

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-Resident Holder will be a deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Act.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the notes, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.

U.S. Tax Treatment. Pursuant to the terms of the notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the notes as prepaid derivative contracts with respect to the reference asset. You further agree to include any contingent coupon that is paid by the Bank (including on the maturity date or call settlement date) in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

Upon the taxable disposition (including cash settlement) of the notes, you generally should recognize gain or loss equal to the difference between the amount realized on such taxable disposition (adjusted for amounts or proceeds attributable to any accrued and unpaid contingent coupon, which would be treated as ordinary income) and your tax basis in the notes. Your tax basis in the notes generally should equal your cost for the notes. Subject to the “constructive ownership” rules of Section 1260 of the Code, discussed below, such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the taxable disposition of your notes prior to a coupon payment date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Section 1260. Because the issuer of the reference asset would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that an investment in the notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. If the notes were treated as a constructive ownership transaction certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your notes could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the notes as a constructive ownership transaction under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product supplement.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above.

Except to the extent otherwise required by law, the Bank intends to treat your notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently, possibly in excess of any contingent coupons received by such holders, and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code, discussed above, should be applied to such instruments. Both U.S. holders and non-U.S. holders are urged to consult their tax advisors regarding the possible consequences to them of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupons is unclear. Subject to Section 897 of the Code and Section 871(m) of the Code, and FATCA, each as discussed below, we currently do not intend to treat contingent coupons paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 as subject to U.S. withholding tax and we currently do not intend to withhold any tax on contingent coupons. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case such other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether the issuer of the reference asset would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of the notes upon a taxable disposition of the notes to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the notes are not “delta-one” with respect to the reference asset, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the reference asset or the notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the reference asset or the notes. If you enter, or have entered, into other transactions in respect of the reference asset or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there may be no interest payments over the term of the notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences, arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank).